
                                                                      EXHIBIT 11


                        HI-RISE RECYCLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                       FOR THE THREE AND SIX MONTHS ENDED
                             JUNE 30, 1997 AND 1998


                                      THREE MONTHS     THREE MONTHS   SIX MONTHS      SIX MONTHS
                                          ENDED           ENDED         ENDED           ENDED
                                      JUNE 30, 1997   JUNE 30, 1998  JUNE 30, 1997   JUNE 30, 1998
                                      -------------   -------------  -------------   -------------
Net income (loss)                      $    11,421    $   822,101    $  (171,301)    $ 1,209,296
Weighted average shares outstanding      5,585,833      9,054,879      6,318,522       9,047,940
Basic Income (loss) per share          $      0.00    $      0.09    $     (0.03)    $      0.13
Diluted Calculation:
Net income (loss)                      $    11,421    $   822,101    $  (171,301)    $ 1,209,296
Diluted effect of common stock
    equivalents                            696,623      3,679,644           --         3,681,491
Diluted weighted average shares
    outstanding and common
    stock equivalants                    6,282,456     12,734,523      6,318,522      12,729,431
Diluted income (loss) per share        $      0.00    $      0.06    $     (0.03)    $      0.10
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The effect of 1,310,111 shares of potential common stock were anti-dilutive for the six months ended June 30, 1997.